Exhibit 99.1

Contacts:  William R. Gargiulo, Jr.    231.526.1244
Donna Felch                    312.595.9123

The Female Health Company
Reports Second Quarter Operating Results

Operating Income Rises 20-Fold On 83% Revenue Increase

Selected Highlights:

Second Quarter Results:
●	Units: increase 57%
●	Revenues: up 83% to $7.8 M.
●	Gross margin: 58% vs. 42%
●	Operating income: up 20 fold to $2.2 M.
●	Net income: $0.07 per diluted share vs. $0.00 per diluted share

Six-Month Results:
●	Units: increase 94%
●	Revenues: up 107% to $16.5 M.ix
●	Gross margin: 58% vs. 48%
●	Operating income: up 824% to $4.9 M.
●	Net income: $0.16 per diluted share vs. $0.02 per diluted share

Other Important Events:
●	Upcoming quarterly cash dividend increased 20% to $0.06 per share
●	FC2 manufacturing capacity to increase to 100 million units per year
●	Economic study shows FC2 Prevention Program is cost-saving

CHICAGO, May 1, 2012 - The Female Health Company (NASDAQ-CM: FHCO - News ), which manufactures and markets the FC2 Female Condom, today reported its financial results for the second quarter and first half of FY2012. The Company will host an investor conference call today at 11:00 a.m. Eastern Time to discuss these operating results and other topics of interest (see details below).

For the three months ended March 31, 2012, unit sales increased 57% over the second quarter of FY2011. Net revenues increased 83% to $7.8 million, compared with $4.3 million in the three months ended March 31, 2011.

During the quarter, an economic analysis of the cost-effectiveness of an FC2 HIV/AIDS prevention program in Washington, D.C. conducted by Dr. David Holtgrave, Chairman of the Department of Health Behavior and Society at the Johns Hopkins Bloomberg School of Public Health was featured in the current issue of AIDS and Behavior.  The study showed that the program prevented enough HIV infections to save over $8 million in future medical care costs (over and above the cost of approximately $445,000 for the program).  This means that for every $1 spent on the program, there was a cost savings of nearly $20.  O.B. Parrish, Chairman and Chief Executive Officer of the Company said he believed the results of this study may positively impact interest in FC2 prevention programs and related unit sales.

“The remarkable growth in unit sales during our most recent quarter means that more women will be provided with protection against sexually transmitted infections (including HIV/AIDs) and unintended pregnancies,” observed Parrish, “We are pleased that FC2 makes an important contribution to saving lives and reducing healthcare costs, especially in view of the fact that HIV/AIDs is now the leading cause of death worldwide among women 15-44 years of age.  The exceptional increase in earnings and operating cash flow has enabled the Company to expand FC2 production capacity to provide protection for even more women.  The expansion will be funded from the Company’s cash on hand, which increased 48% to $6.3 million during the first six months of Fiscal 2012.  Our solid financial results and positive outlook have also permitted the Company to increase its cash dividend to its shareholders, whose support has made the female condom available.”

Cost of sales increased 32% to $3.3 million in the second quarter of FY2012, compared with $2.5 million in the second quarter of FY2011. Gross profit increased 152% to $4.6 million, or 58% of net revenues, in the most recent quarter, compared with $1.8 million, or 42% of net revenues, in the second quarter of FY2011.

Operating expenses for the quarter ended March 31, 2012 increased 41% to $2.4 million when compared with operating expenses of $1.7 million in the second quarter of FY2011. The increase was primarily due to accrual for fiscal year-end incentive payments related to the expected achievement of unit sales and operating income targets, as well as increased travel, legal and consulting fees. Because the likelihood of the Company’s FY2011 targets being met was uncertain at March 31, 2011, the second quarter FY 2011 bonus accrual was minimal.

Operating income increased 2,036% to $2.2 million in the three months ended March 31, 2012, compared with $0.1 million in the prior-year quarter. The increase reflects significantly increased gross profit resulting from higher unit sales, somewhat offset by higher operating expenses.

The Company reported net income of $1.9 million, or $0.07 per diluted share, in the second quarter of FY2012, a 2,251% increase over net income of $0.1 million, or $0.00 per diluted share, in the second quarter of FY2011. The Company recorded a currency loss of $0.03 million in each of the quarters ended March 31, 2012 and 2011.

For the six months ended March 31, 2012, unit sales increased 94% over the first six months of FY2011. Net revenues increased 107% to $16.5 million, compared with $7.9 million in the six months ended March 31, 2011.

Cost of sales increased 67% to $6.9 million in the first half of FY2012, compared with $4.1 million in the corresponding prior-year period, due to higher units sold. In the six months ended March, 31, 2012, gross profit increased 150% to $9.6 million, or 58% of net revenues, compared with $3.8 million, or 48% of net revenues, in the first six months of FY2011.

Operating expenses for the six months ended March 31, 2012 increased 41% to $4.6 million when compared with operating expenses of $3.3 million in the six months ended March 31, 2011. The increase was primarily due to the accrual for fiscal year-end incentive payments related to the expected achievement of unit sales and operating income performance goals, as well as increased wages and benefits, higher stock compensation costs and greater legal and consulting fees. Because the likelihood of the Company’s FY2011 performance targets being met was uncertain at March 31, 2011, the bonus accrual for the six months ended March 31, 2011 was minimal.

Operating income increased 824% to $4.9 million in the six months ended March 31, 2012, compared with $0.5 million in the prior-year period. The increase resulted from significantly increased gross profit generated from higher unit sales, somewhat offset by higher operating expenses.

The Company reported net income of $4.6 million, or $0.16 per diluted share, in the first six months of FY2012, for an increase of 876% when compared with net income of $0.5 million, or $0.02 per diluted share, in the first six months of FY2011. The Company recorded a currency loss of $0.08 million in the six months ended March 31, 2012 and a currency loss of $0.06 million in the six months ended March 31, 2011.

During the first six months of FY2012 the Company generated positive cash flow from operations, paid two quarterly cash dividends of $0.05 per share each and remained debt free. The Company’s Board of Directors has declared a quarterly cash dividend of $0.06 per share, a 20% increase from the previous dividend rate, payable on May 9, 2012 to stockholders of record as of May 2, 2012.

“As noted in previous press releases, timing issues regarding the receipt and shipment of large orders can significantly impact the Company’s operating results, positively or negatively, illustrating the difficulty of providing specific revenue and operating earnings guidance,” added Parrish. “Management intends to provide general comments each quarter regarding the Company’s outlook, based on information available at the time.  As announced in a recent press release, the Company currently projects that FY2012 will set new records in terms of unit sales and operating income.”

Investor Conference Call

As previously announced, the Female Health Company will host an investor conference call at 11:00 a.m. Eastern Time, today, May 1, 2012, to discuss its first quarter operating results and other topics of interest.  Shareholders and other interested parties may participate in the conference call by dialing 877-374-8416 (international participants dial 412-317-6716) and asking to be connected to “The Female Health Company” conference call, a few minutes before 11:00 a.m. EST. A replay of the call will be available one hour after the call through 9:00 a.m. EST on Tuesday, May 15, 2012 by dialing 877-344-7529 (international callers dial 412-317-0088) and entering the conference ID 10013338.

About The Female Health Company

The Female Health Company, based in Chicago, Illinois, manufactures and markets the FC2 Female Condom® (FC2), which is available in the U.S. and approximately 130 other countries. The Company owns certain worldwide rights to the FC2 Female Condom®, including patents that have been issued in the U.S., the European Union, Canada, Australia, South Africa, Japan, The People's Republic of China, Spain, Mexico, Greece, Turkey and by the African Regional Intellectual Property Organization (ARIPO), which includes Botswana, The Gambia, Ghana, Kenya, Lesotho, Malawi, Mozambique, Namibia, Sierra Leone, Somalia, Sudan, Swaziland, Uganda, United Republic of Tanzania, Zambia and Zimbabwe.  FC2 patent applications are pending in various countries.  The FC2 Female Condom® is the only available FDA-approved product controlled by a woman that offers dual protection against sexually transmitted diseases, including HIV/AIDS, and unintended pregnancy. The World Health Organization (WHO) has cleared FC2 for purchase by U.N. agencies.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

The statements in this release which are not historical fact are "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements in this release include statements regarding underlying demand for FC2, the outlook for FY 2012 and the continuation of cash dividends in future periods.  These statements are based upon the Company's current plans and strategies, and reflect the Company's current assessment of the risks and uncertainties related to its business, and are made as of the date of this release.  The Company assumes no obligation to update any forward-looking statements contained in this release as a result of new information or future events, developments or circumstances.  Such forward-looking statements are inherently subject to known and unknown risks and uncertainties.  The Company's actual results and future developments could differ materially from the results or developments expressed in, or implied by, these forward-looking statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following:  product demand and market acceptance; competition in the Company's markets and the risk of new competitors and new competitive product introductions; the Company's reliance on its international partners in the consumer sector and on the level of spending on the female condom by country governments, global donors and other public health organizations in the global public sector; the economic and business environment and the impact of government pressures; risks involved in doing business on an international level, including currency risks, regulatory requirements, political risks, export restrictions and other trade barriers; the Company's production capacity, efficiency and supply constraints; and other risks detailed in the Company's press releases, shareholder communications and Securities and Exchange Commission filings, including the Company's Form 10-K for the year ended September 30, 2011.  Actual events affecting the Company and the impact of such events on the Company's operations may vary from those currently anticipated.

For more information about the Female Health Company visit the Company's website at http://www.femalehealth.com and http://www.femalecondom.org. If you would like to be added to the Company's e-mail alert list, please send an e-mail to FHCInvestor@femalehealthcompany.com.

(Financial Highlights Follow)

The Female Health Company Unaudited Condensed Consolidated Balance Sheets

	March 31, 2012	September 30, 2011

Cash	$6,271,701	$4,249,324
Certificate of deposit	-	63,875
Restricted cash	4,631	4,526
Accounts receivable, net	4,466,394	2,305,473
Inventory	1,117,708	2,026,528
Prepaid expenses and other current assets	322,801	297,267
Deferred income taxes	800,000	800,000
Total current assets	12,983,235	9,746,993

Other non-current assets	121,957	116,360
Net property, plant & equipment	2,028,079	1,979,438
Deferred income taxes	7,600,000	7,600,000
Total assets	$22,733,271	$19,442,791

Accounts payable	$748,848	$1,076,994
Dividend payable	1,695,355	20,600
Accrued expenses and other current liabilities	1,056,239	825,991
Accrued compensation	1,497,648	369,825
Total current liabilities	4,998,090	2,293,410

Deferred rent	101,863	101,133
Deferred grant income	95,065	107,481
Deferred income taxes	195,593	188,177
Total liabilities	5,390,611	2,690,201

Total stockholders’ equity	17,342,660	16,752,590
Total liabilities and stockholders' equity	$22,733,271	$19,442,791

The Female Health Company
Unaudited Condensed Consolidated Income Statements

	Three Months Ended March 31,
	2012	2011

Net revenues	$7,831,364	$4,287,245

Cost of sales	3,270,395	2,480,011

Gross profit	4,560,969	1,807,234

Operating expenses	2,397,738	1,705,949

Operating income	2,163,231	101,285

Interest, net and other income (expense)	257	(3,094)
Foreign currency transaction loss	(32,223)	(25,323)

Income before income taxes	2,131,265	72,868

Income tax expense (benefit)	226,836	(8,130)
Net income	$1,904,429	$80,998

Net income per basic common share outstanding	$0.07	$0.00

Basic weighted average common shares outstanding	27,557,587	27,301,422

Net income per diluted common share outstanding	$0.07	$0.00

Diluted weighted average common shares outstanding	29,047,011	28,992,322

The Female Health Company
Unaudited Condensed Consolidated Income Statements

	Six Months Ended March 31,
	2012	2011

Net revenues	$16,465,806	$7,938,613

Cost of sales	6,888,693	4,114,462

Gross profit	9,577,113	3,824,151

Operating expenses	4,630,602	3,288,880

Operating income	4,946,511	535,271

Interest, net and other income (expense)	612	(2,376)
Foreign currency transaction loss	(84,529)	(56,229)

Income before income taxes	4,862,594	476,666

Income tax expense	298,221	9,000
Net income	4,564,373	467,666

Net income per basic common share outstanding	$0.17	$0.02

Basic weighted average common shares outstanding	27,518,587	27,273,184

Net income per diluted common share outstanding	$0.16	$0.02

Diluted weighted average common shares outstanding	28,972,689	28,996,232